As filed with the Securities and Exchange Commission on July 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

James Hardie Industries public limited company

(Exact name of registrant as specified in its charter)

Ireland	98-0382260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1st Floor, Block A

One Park Place

Upper Hatch Street

Dublin 2 D02 FD79

Ireland

(Address of Principal Executive Offices) (Zip Code)

James Hardie Industries Public Limited Company Amended and Restated 2001 Equity Incentive Plan

James Hardie Industries Public Limited Company Long Term Incentive Plan

James Hardie Industries plc 2020 Non-Executive Director Equity Plan

(Full title of the plan)

Tim Beastrom

James Hardie Building Products Inc.

303 East Wacker Drive

Chicago, Illinois 60601

(Name and address of agent for service)

(312) 723-6439

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1)	the registrant’s Annual Report on Form 20-F for the fiscal year ended 31 March 2025, filed with the SEC on 20 May 2025; and

(2)	the description of the registrant’s ordinary shares, nominal value €0.59 per share, contained in the registrant’s registration statement on Form 8-A filed with the SEC on 23 June 2025.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of the registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

The memorandum of association of the registrant dated and effective on August 14, 2015, and the articles of association of the registrant dated and effective on November 5, 2020 (collectively, the “James Hardie Constitution”) provide that, subject to the Companies Act 2014 (as amended) (the “Irish Companies Act”), the registrant’s current and former directors and secretaries shall be indemnified by the registrant for costs, losses and expenses arising out of such person’s discharge of their duties. Specifically, Regulation 157(a) of the James Hardie Constitution provides that, subject to the Irish Companies Act, every director and secretary (whether past or present) of the registrant shall be indemnified by the registrant against, and it shall be the duty of the registrant directors out of the funds of the registrant to pay, all costs, losses and expenses which any such director or secretary may incur or become liable for by reason of any contract entered into or any act or thing done by him/her as such director or secretary of the registrant or in any way in the discharge of his/her duties.

The Irish Companies Act, however, does not permit a company to exempt a director or the company secretary from, or indemnify such person against, liability in connection with any negligence, default, breach of duty or breach of trust by such person in relation to the company, unless (1) judgment is given in any civil or criminal action in such person’s favor or such person is acquitted, or (2) an Irish court grants such person relief from liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The Irish Companies Act permits a company to purchase and maintain director and officer liability insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to the company. Accordingly, the registrant maintains an insurance policy for its directors and officers (including past and present) in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of the registrant.

Each registrant director (including past and present) has also received a form of indemnity agreement from the registrant which includes coverage to the maximum extent permitted under Irish law. In addition, each registrant director (including past and present) has been provided with an indemnification agreement from a North American operating subsidiary of the registrant, James Hardie Building Products, Inc., as the indemnification provisions under the applicable Nevada statute are broader than those allowed under the Irish Companies Act. The foregoing summaries in this Item 6 are qualified in their entirety by the terms and provisions of such indemnification agreements entered into with the registrant directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Memorandum of association of James Hardie Industries plc (incorporated by reference to Exhibit 1.1 to the registrant’s Annual Report on Form 20-F filed on 18 May 2021)

4.2	Articles of association of James Hardie Industries plc (incorporated by reference to Exhibit 1.2 to the registrant’s Annual Report on Form 20-F filed on 18 May 2021)

4.3	James Hardie Industries Public Limited Company Amended and Restated 2001 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on Form 20-F filed on 17 May 2022)

4.4	James Hardie Industries Public Limited Company Long Term Incentive Plan (incorporated by reference to Exhibit 4.2 to the registrant’s Annual Report on Form 20-F filed on 17 May 2022)

4.5	James Hardie Industries plc 2020 Non-Executive Director Equity Plan (incorporated by reference to Exhibit 4.34 to the registrant’s Annual Report on Form 20-F filed on 18 May 2021)

5.1	Opinion of Arthur Cox LLP

23.1	Consent of Arthur Cox LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of attorney (included on the signature page hereto)

107	Filing fee table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on 29 July 2025.

JAMES HARDIE INDUSTRIES PLC

By:	/s/ Aaron Erter
Aaron Erter
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Aaron Erter, Tim Beastrom and Aoife Rockett his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Aaron Erter	Chief Executive Officer (principal executive officer) and Director	29 July 2025
Aaron Erter

/s/ Rachel Wilson	Chief Financial Officer (principal financial officer)	29 July 2025
Rachel Wilson

/s/ David Wisniewski	Chief Accounting Officer (principal accounting officer)	29 July 2025
David Wisniewski

	Director	29 July 2025
Peter-John Davis

	Director	29 July 2025
Howard Heckes

	Director	29 July 2025
Gary Hendrickson

Signature	Title	Date

/s/ Persio V. Lisboa	Director	29 July 2025
Persio V. Lisboa

/s/ Anne Lloyd	Director	29 July 2025
Anne Lloyd

/s/ Renee J. Peterson	Director	29 July 2025
Renee J. Peterson

/s/ John Pfeifer	Director	29 July 2025
John Pfeifer

	Director	29 July 2025
Rada Rodriguez

/s/ Suzanne B. Rowland	Director	29 July 2025
Suzanne B. Rowland

/s/ Jesse Singh	Director	29 July 2025
Jesse Singh

/s/ Nigel Stein	Director	29 July 2025
Nigel Stein

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in the undersigned’s capacity as the duly authorized representative in the United States of James Hardie Industries plc, has signed this registration statement in the City of Chicago, State of Illinois, on 29 July 2025.

JAMES HARDIE BUILDING PRODUCTS INC.

By:	/s/ Aaron Erter
Aaron Erter
Chief Executive Officer